Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of (1) our report dated February 5, 2010, October 25, 2010 as to the effects of the change in accounting principle discussed in Note 3, relating to the consolidated financial statements and consolidated financial statement schedule of Union Pacific Corporation and Subsidiary Companies (the Corporation) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in method of accounting for rail grinding costs discussed in Note 3 to the consolidated financial statements) and (2) our report dated February 5, 2010, relating to the effectiveness of the Corporation’s internal control over financial reporting, appearing in the Current Report on Form 8-K of Union Pacific Corporation and Subsidiary Companies dated October 25, 2010, and (3) our report dated June 23, 2010, appearing in the Annual Report on Form 11-K of Union Pacific Agreement Employee 401(k) Retirement Plan for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska

October 25, 2010